Exhibit 10.1

AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

(James F. Newman)

THIS AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this  “Amendment”), is made and entered into effective as of November 1, 2013 (the “Effective Date”), by and between BASIC ENERGY SERVICES, INC., a Delaware corporation (hereafter “Company”), and JAMES F. NEWMAN (hereafter “Executive”), an individual and resident of Texas.  This Amendment hereby amends that AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated effective as of October 1, 2011 (the “Agreement”) by and between the Company and Executive.  Defined terms used herein shall have the meanings ascribed thereto in the Agreement.

WITNESSETH:

WHEREAS, the Executive has been promoted as an executive officer with a different title of the Company, and Executive has relocated to the principal executive offices of the Company in Fort Worth, Texas; and

WHEREAS, the Company and Executive desire to amend the Agreement to reflect certain changes in connection with the same.

NOW, THEREFORE, in consideration of Executive’s employment with the Company, and the premises and mutual covenants contained herein, the Parties hereto agree as follows.

1.  Section 1 of the Agreement is hereby amended and restated as follows:

1.Employment.  During the Employment Period (as defined in Section 4 hereto), the Company shall employ Executive, and Executive shall serve as, Senior Vice President, Region Operations.  Executive’s principal place of employment shall be in Fort Worth, Texas.

2.Section 2(a) of the Agreement is hereby amended and restated as follows:

(a) Salary.  The Company shall pay to Executive during the Employment Period a base salary of $400,000 per year, as adjusted pursuant to the subsequent provisions of this paragraph (the “Base Salary”).  The Base Salary shall be payable in accordance with the Company’s normal payroll schedule and procedures for its executives.  The Base Salary shall be subject to at least annual review and may be increased (but not decreased without Executive’s express consent) by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) at any time.  Nothing contained herein shall preclude the payment of any other compensation to Executive at any time.

3.Section 3 of the Agreement is hereby amended and restated as follows:

3. Duties and Responsibilities of Executive. During the Employment Period, Executive shall devote his services full-time to the business of the Company and perform the duties and responsibilities assigned to him under the Company’s Bylaws or by the Company to the best of his ability and with reasonable diligence.  In determining Executive’s duties and responsibilities, the Company shall not assign duties and responsibilities to Executive that are inappropriate for his position as Senior Vice President, Region Operations.  This Section 3 shall not be construed as preventing Executive from (a) engaging in reasonable volunteer services for charitable, educational or civic organizations, or (b) investing his assets in such a manner that will not require a material amount of his time or services in the operations of the businesses in which such investments are made; provided, however, no such other activity shall conflict with Executive’s loyalties and duties to the Company.  Executive shall at all times use his best efforts to in good faith comply with United States laws applicable to Executive’s actions on behalf of the Company and its Affiliates (as defined in Section 6(d)).  Executive understands and agrees that he may be required to travel from time to time for purposes of the Company’s business.

4.Section 4 of the Agreement is hereby amended and restated as follows:

4. Term of Employment.  Executive’s initial term of employment with the Company under this Agreement shall be for the period from the Effective Date through December 31, 2014 (the “Initial Term of Employment”).  Thereafter, the employment period hereunder shall be automatically extended repetitively for an additional one (1) year period on January 1, 2015, and each one-year anniversary thereafter, unless Notice of Termination (pursuant to Section 7) is given by either the Company or Executive to the other Party at least 90 days prior to the end of the Initial Term of Employment, or any one-year extension thereof, as applicable, that the Agreement will not be renewed for a successive one-year period after the end of the current period.  The Company and Executive shall each have the right to give Notice of Termination at will, with or without cause, at any time subject, however, to the terms and conditions of this Agreement regarding the rights and duties of the Parties upon termination of employment. The Initial Term of Employment and any one-year extension of employment hereunder, shall each be referred to herein as a “Term of Employment.” The period from the Effective Date through the date of Executive’s termination of employment for whatever reason shall be referred to herein as the “Employment Period.”

5.Section 5(a) of the Agreement is hereby amended and restated as follows:

(a) Reimbursement of Business Expenses.  The Company shall pay or reimburse Executive for all reasonable travel, entertainment and other expenses paid or incurred by Executive in the performance of his duties hereunder in accordance with the Company’s policies in effect from time to time.  The Company shall also provide Executive with suitable office space, including staff support.

6.Section 30 of the Agreement is hereby amended to delete “the City of Midland, Texas” and to replace such location reference with “the City of Fort Worth, Texas”.

7.Section 36 of the Agreement is hereby amended to replace the Company’s address with the following address for notices:

Basic Energy Services, Inc.

Attn:  Chief Executive Officer

801 Cherry Street, Suite 2100

Fort Worth, Texas 76102

8.Entire Agreement; Amendment and Termination.  This Amendment and the Agreement contain the entire agreement of the Parties hereto with respect to the matters covered by the Agreement and this Amendment; moreover, the Agreement, as amended by this Amendment, supersedes all prior and contemporaneous agreements and understandings, oral or written, between the Parties concerning the subject matter hereof.   The Agreement, as amended by this Amendment, may be amended, waived or terminated only by a written instrument that is identified as an amendment or termination hereto and that is executed on behalf of both Parties.

9.Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party hereto, but together signed by both parties.  The facsimile transmission of any signed document shall be the same as delivery of an original.  At the request of either party, the parties will confirm facsimile transmitted signatures by signing an original document for delivery between the parties.

IN WITNESS WHEREOF, Executive has hereunto set his hand and Company has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer, to be effective as of the Effective Date.

EXECUTIVE:

Signature:	/s/ James F. Newman
Name:	James Newman
Date:	November 25, 2013

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BASIC ENERGY SERVICES, INC.

By:	/s/ Thomas M. Patterson
Thomas M. Patterson,
President & Chief Executive Officer
Date:	November 25, 2013